Exhibit 10.12.3.2
Execution Copy
September 30, 2008
VIA HAND DELIVERY
Ms. Suzette Berrios
4 Loch Court
Jackson, NJ 08527

Re:	Second Amended and Restated Retention Agreement
Dear Ms. Berrios:
          As you know, this year has been a very challenging one for our industry. We recognize that it may also, unfortunately, have had an unsettling effect on some of our key employees. We would like to offer you the retention agreement set forth below in an effort to reduce concerns that you might have about your immediate future, and to assure that you will be available to assist us during the next year, which we believe will be crucial to our future.
          For purposes of clarity and consistency, we refer to this retention agreement as the “Agreement.” We will refer to you as “you.” We will refer to Hanover Capital Mortgage Holdings, Inc., including any successor to that entity, as “Hanover” or the “Company.”
SECOND AMENDED AND RESTATED RETENTION AGREEMENT
     1. Term.
          The period from the date of this Agreement through and including May 31, 2009 is referred to herein as the “Term” of this Agreement. Your prior Amended and Restated Retention Agreement shall continue to remain in full force and effect through and including August 29, 2008. While employed during the Term, you agree to devote your full time and efforts to advancing the Company’s Interests, and to continue to serve in such capacity or capacities as may be determined by, or under the authority of, the Chief Executive Officer of the Company.
     2. Retention Bonus.
          Subject to the terms and conditions of this Agreement, and as compensation for your obligations and covenants hereunder, you will be eligible for the following:
          A retention payment in the gross amount of $39,320.00, which is referred to herein as the “Retention Bonus.” If all eligibility requirements are satisfied, the Retention Bonus (less applicable payroll taxes and deductions) will be paid to you as soon as practicable following May 31, 2009, but no later than June 30, 2009. You understand and agree that, except as provided in Sections 3(a) and 3(b) below, in order to be entitled to the Retention Bonus payment, you must remain an active employee of the Company through May 31, 2009.

Ms. Suzette Berrios
September 30, 2008

     3. Employment At-Will.
          You understand and agree that this Agreement does not assure you of continued employment for any period of time or duration, and that the Company maintains the right, without prior notice, in its sole and absolute discretion, to terminate your employment at any time with or without cause for any reason or no reason. However, if your employment is terminated during the Term under the conditions specified below, you will be entitled to the benefits specified below.
          (a) Termination by the Company Without Cause.
               (i) The Company agrees that if it were to terminate your employment during the Term without Cause (as defined below): (A) within 60 days following your termination of employment, the Company shall make a lump sum severance payment to you in the gross amount of $98,300.00 (representing six months of your current base salary) less applicable payroll taxes and deductions; and (B) as soon as practicable following May 31, 2009, but no later than 60 days following your termination of employment, the Company shall make a payment to you of the full amount of the Retention Bonus (less applicable payroll taxes and deductions and any prior payment of the Retention Bonus).
               (ii) For purposes of this Agreement, Cause is defined as only: (A) your conviction of (or plea of nolo contendere to) a felony or any crime which involves moral turpitude, (B) the good faith determination by the Board of Directors of the Company that you have failed to perform a material amount of your duties (other than a failure to perform duties resulting from your incapacity due to physical or mental illness), which failure to perform duties shall not have been cured within thirty (30) days after your receipt of written notice thereof from the Board specifying with reasonable particularity such alleged failure; (C) any absence from the Company’s regular full-time employment in excess of three consecutive days that is not due to a vacation, participation in a permitted activity, bona fide illness, disability, death or other reason expressly authorized by the Board in advance; (D) any act or acts of personal dishonesty (including, without limitation, any insider trading or unauthorized trading in the Company’s securities); (E) the violation of your fiduciary duties to the Company, or the violation of any law, statute or regulation relating to the operation of the Company’s business; or (F) misconduct that impairs your ability effectively to perform the duties or responsibilities of your position.

Ms. Suzette Berrios
September 30, 2008

          (b) Termination by You Following Change in Control.
               (i) If you were to experience a Significant Adverse Action (as hereinafter defined) at any time within 90 days following a Change of Control (as hereinafter defined), and you were to notify the Company in writing within 30 days of the date on which the Significant Adverse Action first occurred, and the Company failed to cure the Significant Adverse Action within 30 days of receipt of such notice, then you would be permitted to terminate your employment on or within 15 days after the 30th day of the Company’s failure to cure the Significant Adverse Action of which you gave such written notice. In such case: (A) within 60 days following your termination of employment, the Company shall make a lump sum severance payment to you in the gross amount of $98,300.00 (representing six months of your current base salary) less applicable payroll taxes and deductions; and (B) as soon as practicable following May 31, 2009, but no later than 60 days following your termination of employment, the Company shall make a payment to you of full amount of the Retention Bonus (less applicable payroll taxes and deductions and any prior payment of the Retention Bonus).
               (ii) For purposes of this Agreement, a “Change of Control” shall mean and include any of the following:
                    (A) a merger or consolidation of the Company with or into any other corporation or other business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board of Directors (“Voting Stock”) of the surviving corporation);
                    (B) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets except in a transaction where you, your Affiliate, or an Affiliate of the Company is the transferee. For purposes of this Agreement, an “Affiliate” shall mean: with respect to you, any other person that directly or indirectly controls, or is controlled by, or is under common control with you; and with respect to the Company, any other corporation or business entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company;
                    (C) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any director, trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; and

Ms. Suzette Berrios
September 30, 2008

                    (D) a change in the composition of the Company’s Board of Directors following a tender offer or proxy contest as a result of which persons who immediately prior to such tender offer or proxy contest, constituted the Company’s Board of Directors, shall cease to constitute at least a majority of the members of the Board of Directors (other than by their voluntary resignations), but only in the event that the persons elected to the Board were not supported by you as a director or shareholder.
               (iii) For purposes of this Agreement, a “Significant Adverse Action” shall mean and include only any of the following: (A) a material reduction in your base salary; or (B) a relocation of your worksite to a location more than 50 miles from that immediately before the Change in Control.
          (c) Termination Following Expiration of the Term.
               Provided you have remained an active employee of the Company through May 31, 2009, and provided you have not received any severance payment pursuant to Section 3(a)(i)(A) or 3(b)(i)(A) above, then, upon termination of your employment for any reason (including your voluntary termination) following May 31, 2009, within 60 days following your separation date, the Company shall make a lump sum severance payment to you in the gross amount of $98,300.00 (representing six months of current base salary) less applicable payroll taxes and deductions; provided that your termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, your rights pursuant to this Section 3(c) survive the expiration of the Term.
     4. Further Conditions of Severance.
          You understand that the severance benefits provided in Section 3 above would replace, and not supplement, any severance benefits to which you would otherwise be entitled under any agreement, plan or policy providing such benefits to Company employees. Your receipt of any severance benefits under this Agreement shall also be conditioned upon all of the following, and any such benefits shall be forfeited if such conditions are not met within 60 days of your termination of employment.
          (a) You must be in compliance with all of the material terms of any written employment agreement between you and the Company; and
          (b) You will have 21 days to consider and execute, after the date of your termination from employment and after its first presentation to you by the Company, a confidential Separation Agreement and General Release (which will be substantially in the form attached hereto as Exhibit A) and it must thereafter become effective in accordance with its terms, unless you revoke the agreement within seven days of accepting it; provided, however, that this condition (c) shall not apply unless such separation agreement and general release has been provided to you by the Company within 30 days of your termination from employment.

Ms. Suzette Berrios
September 30, 2008

     5. Successors and Assigns.
          This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon you and your executors, administrators, heirs, and legal representatives. You may not assign this Agreement, nor may you assign, pledge, hypothecate, transfer, give as collateral or encumber any rights to payments hereunder, and any attempt to do so shall be wholly void.
     6. Governing Law and Venue.
          This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without reference to the conflict of law principles thereof. To the extent that either party is permitted to file any action in a Court that involves any aspect of this Agreement, the parties agree that such action must be brought in either federal court in the State of New Jersey or in the Superior Court of New Jersey, Middlesex County, and the parties irrevocably consent to jurisdiction and venue in such courts.
     7. Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 7; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.
     8. Miscellaneous.
          Except as required by applicable law, you agree to keep this Agreement confidential. You also agree this Agreement contains the entire understanding between you and the Company concerning the Retention Bonus and any severance payment, and supersedes all prior agreements or understandings concerning the matters covered herein, except for (i) that certain Indemnity Agreement between you and the Company dated November 28, 2005 and (ii) the Company’s acknowledgement that you will be permitted to take your pre-planned vacation from April 10, 2009

Ms. Suzette Berrios
September 30, 2008

through April 19, 2009. This Agreement does not supersede any agreements or understandings concerning matters other than those identified in the immediately preceding sentence. Any changes or modification in this Agreement must be in writing and be signed by both you, and an authorized representative on behalf of the Company, to be effective.
          Payment of the Retention Bonus and severance payments under the terms set forth herein is not, and shall not be considered, as an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Ms. Suzette Berrios
September 30, 2008

Again, on behalf of the Company, we appreciate your services and look forward to your continued good works and accomplishments. If this Agreement is acceptable to you, please sign and date a copy of this letter where indicated below, and return a signed copy within 10 business days of the date of this letter to Irma N. Tavares, Chief Operating Officer, Hanover Capital Mortgage Holdings, Inc., 200 Metroplex Drive, Suite 100, Edison, NJ 08817.
Sincerely yours,

/s/ John Burchett

John Burchett
Chief Executive Officer
Hanover Capital Mortgage Holdings, Inc.
TO ACCEPT THIS RETENTION AGREEMENT, YOU MUST: 1) SIGN AND DATE THE AGREEMENT; AND 2) RETURN THIS DOCUMENT AS PROVIDED ABOVE.
Employee Signature      /s/ Suzette Berrios
Agreed and Accepted on       9/30/08      (Date)

EXHIBIT A
Separation Agreement and General Release
By mutual agreement Suzette Berrios (“Employee”) and Hanover Capital Mortgage Holdings, Inc. (and any successor thereto, the “Company”) (collectively the “Parties”) have agreed to enter into this Separation Agreement and General Release (“General Release”) in connection with Employee’s Retention Agreement effective September [ ], 2008 (the “Agreement”) and the receipt by Employee of any severance payments after Employee’s termination of employment.
1.	Employee and the Company have entered into this General Release as a way of amicably settling any potential dispute that has developed or may in the future develop concerning Employee’s employment with the Company, Employee’s termination therefrom or from any corporation or other business entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company (“Affiliate”), and any claim that the Company or any Affiliate has acted unlawfully, fraudulently, negligently, recklessly, maliciously or breached the terms of any contract, including but not limited to the Agreement, or any other promise, obligation, duty, policy, practice, law or regulation. The execution date of this General Release shall be after Employee’s termination of employment and prior to Employee’s receipt of any severance payments from the Company.

2.	In consideration for the Company entering into the Agreement and for the severance payments which Employee shall receive following Employee’s termination of employment and execution of this General Release, Employee on behalf of Employee, Employee’s heirs and assignees, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, the Company, its Affiliates, and each of their respective officers, directors, employees, shareholders, representatives, agents, predecessors, successors, assigns, and all persons acting by, through or in concert with them (hereinafter the “Released Parties”) of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs and expenses of any kind whatsoever (including any attorneys’ fees and costs) known or unknown, suspected or unsuspected, that Employee may now have or has ever had against any of the Released Parties by reason of any act, omission, transaction, or event occurring up to the date of Employee’s execution of this General Release. Such release and discharge includes, without limitation, any wrongful, unlawful or constructive termination or discipline claim, any claims relating to any contracts of employment, whether express or implied, any claims related to compensation, including short term, long term, or Employee incentive plans, retention plans, equity or stock option plans, 401(k) plans, and any other compensation or benefit plans in which Employee participated or was entitled to participate, but this release shall not include or supersede any rights of the Employee under that certain Indemnity Agreement between the Employee and the Company dated November 28, 2005. Such release and discharge further includes, without limitation, any claims for defamation, slander, libel, invasion of privacy, misrepresentation, fraud or breach of any covenant of good faith and fair dealing, infliction of emotional distress, or any other claims related to Employee’s employment with the Company or its Affiliate and the termination thereof. Such release and discharge further applies to, but is not limited to, any claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Employee Order 11246, the U.S. Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the

Ms. Suzette Berrios
September ___, 2008

New Jersey Family Leave Act, and any other applicable federal, state or local laws, ordinances and regulations to the fullest extent permitted by law. Employee has not filed any complaints, claims or actions against any of the Released Parties with any federal, state or local court or agency or any arbitration or mediation entity. Employee further agrees not to bring, continue or maintain any claim or legal or arbitration proceeding against any of the Released Parties before any court, agency, arbitration or mediation entity or in any other forum by reason of any of the matters hereby released and discharged. If any court, agency or arbitration or mediation entity assumes jurisdiction of any complaint or claim against any of the Released Parties, Employee shall direct the withdrawal or dismissal of the case or claim with prejudice. However, this General Release shall not be construed to prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or state or local human rights agency charged with enforcing workplace discrimination laws, except that Employee agrees to waive any right to monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or relating to Employee’s employment with and/or separation from employment with the Company.

3.	Employee understands and agrees that Employee is waiving all actions, claims, and grievances, whether actual or potential, known or unknown, against the Released Parties recited in Paragraph 2 hereof or otherwise arising from Employee’s employment with the Company or its Affiliates, the termination thereof or any other conduct occurring on or prior to the date of Employee’s execution of this General Release. All such claims are forever barred by this General Release whether they arise in contract, tort or upon a statute, law, regulation, or order. Employee hereby waives Employee’s rights under any law that limits a general release to claims that are known to exist at the date of this General Release. The final release of all claims by Employee against the Released Parties constitutes a material part of the consideration flowing from Employee under the Agreement, and the Released Parties as well as their officers, directors, employees, shareholders, representatives, agents, predecessors, successors, assigns, and all persons acting by, through or in concert with them are the intended beneficiaries of this consideration. It is expressly understood and agreed by the parties that this General Release is in full accord, satisfaction and discharge of any and all doubtful and disputed claims by Employee against any of the Released Parties and that this General Release has been signed with the express intent of extinguishing all obligations as herein described. Provided, however, that notwithstanding anything herein to the contrary, Employee is not releasing or waiving any right to severance pay under the Agreement.

4.	Employee agrees that Employee will keep the terms of this General Release completely confidential and that, except as provided herein, Employee will not hereafter disclose or publish any information concerning this General Release, any severance payments, or any of the matters related thereto. Employee represents that Employee has not discussed and shall not discuss or publish any items related to this General Release, any severance payments or any of the matters related thereto to any person, group of persons, agency, body, commission, hearing or news or other media, including the Internet. Employee may make such disclosures as are finally compelled by laws, provided Employee gives the Company prompt notice of such legal process in order for the Company to have the opportunity to object to the disclosure of such information.

Ms. Suzette Berrios
September ___, 2008

5.	Employee agrees reasonably to cooperate with the Company in connection with any dispute, claim, litigation or investigation by any person or entity against or involving the Company, any Affiliate, or any of their officers, employees, agents or representatives. As part of this agreement reasonably to cooperate, Employee agrees to speak and/or meet with the Company and/or its representatives or counsel at and for reasonable times upon reasonable notice, without the need for any legal proceeding or compulsory process. Employee also agrees to make Employee available at and for reasonable times upon reasonable notice for such things as interviews, depositions and trials. The Company agrees, to the extent permitted by legal and ethical obligations, to reimburse Employee for reasonable expenses incurred with respect to such cooperation, and for Employee’s time incurred in such cooperation during any period for which Employee is not receiving severance payments.

6.	Employee covenants and agrees that Employee will not make any statement, written or oral, in disparagement of the Company or any Affiliate, or any of their officers, shareholders, directors, employees, agents or associates (including, but not limited to, negative references to each or any of their products, services or corporate policies), to the general public and/or to the employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners of the Company or any Affiliate.

7.	Employee understands and agrees that Employee:
a.	Has carefully read and fully understands all of the provisions of this General Release;

b.	Knowingly and voluntarily agrees to all of the terms set forth in this General Release;

c.	Knowingly and voluntarily intends to be legally bound by the same;

d.	Has been advised to consult with an attorney of Employee’s choice prior to executing this General Release;

e.	Waives any and all rights and claims arising under the Age Discrimination in Employment Act, and any and all other federal, state, and local laws and regulations;

f.	Has been offered at least 21 days from Employee’s receipt of this General Release to consider its terms;

g.	Has a full 7 days following the execution of this General Release to revoke this General Release and has been and hereby is advised that this General Release shall not become effective until this revocation period has expired; and

h.	Is not waiving rights or claims under the Age Discrimination in Employment Act that may arise after the date Employee executes this General Release.

Ms. Suzette Berrios
September ___, 2008

8.	In the event of a breach by Employee of Employee’s obligations under the Agreement, the Company shall have the right to cease the severance payments as a partial remedy for such breach. The cessation of such payments shall not act as a rescission of this General Release, and shall not affect the validity of the general release of claims by Employee, or any other obligation Employee may owe under the Agreement.

9.	This General Release results from negotiations and compromises and shall not be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties.

10.	This General Release shall be governed by the laws of the State of New Jersey (without giving effect to its conflict of laws principles) and shall inure to the benefit of the Company and its successors and assigns. To the extent that either party is permitted to file any action in court that involves any aspect of this General Release, the parties agree that such action must be brought in either federal court in the State of New Jersey, or in the Superior Court of New Jersey, Middlesex County, and the parties irrevocably consent to jurisdiction and venue in such courts.

11.	In the event any provision of this General Release is determined by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect and the unenforceable provisions shall be interpreted and rewritten to give effect to the Parties’ intentions.

12.	No modifications of this General Release can be made except in writing signed by Employee and the Company’s authorized representative.

13.	This General Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the parties hereto.

Ms. Suzette Berrios
September ___, 2008

14.	EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN ADVISED THAT THIS GENERAL RELEASE IS A BINDING LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT EMPLOYEE HAS HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS GENERAL RELEASE, HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL OF ITS ASPECTS AND THAT IN EXECUTING THIS GENERAL RELEASE EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY ANY OF THE RELEASED PARTIES REGARDING THIS GENERAL RELEASE’S SUBJECT MATTER AND EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS GENERAL RELEASE AND VOLUNTARILY AGREES TO ITS TERMS.
AGREED, UNDERSTOOD, AND INTENDING TO BE LEGALLY BOUND:

EMPLOYEE:

Dated:

ON BEHALF OF THE BOARD OF THE COMPANY:

By:	Dated:

Title: